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September 5, 1996                           Media Contacts:
                                            Dave Laundy, VP, Communications
                                            (604) 293-7857

                                            Jim O'Brian
                                            Broadgate Consultants
                                            (212) 229-2222

                                            Investor Contacts:
                                            Paul Wagler, Senior VP, Finance
                                            Dwight Hawes, VP, Finance
                                            (800) 347-7010
Stock Symbols:
Nasdaq:     LWNG
TSE:        LWN
ME:         LWN
(All amounts listed in U.S. dollars)

FOR IMMEDIATE RELEASE


THE LOEWEN GROUP INC. PLANS NEW YORK STOCK EXCHANGE  LISTING


BURNABY, B.C., SEPTEMBER 4, 1996 -- The Loewen Group Inc. today announced that it expects to list its common shares on the New York Stock Exchange effective in early October, subject to final NYSE approval. Loewen common shares will trade on the NYSE under the stock symbol LWN.

The Company's common shares will continue to trade on The Nasdaq National Market until the NYSE listing becomes effective. Loewen common shares also trade on The Toronto Stock Exchange and the Montreal Exchange in Canada.

The Loewen Group is the second largest funeral service company in North America providing professional care for consumers and quality succession planning to independent owners of funeral homes and cemeteries.

"The move to the New York Stock Exchange reflects The Loewen Group's growth and maturity as a company, particularly in the U.S. where we generate well over 90 per cent of our revenues," said Ray Loewen, Chairman and Chief Executive Officer. "We believe that the NYSE listing is consistent with our commitment to building shareholder value by providing greater visibility as well as improved liquidity for our shares, which in turn will give us better access to capital while attracting new investors."
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For the six months ending June 30, 1996 the Company reported record revenues of
$416.2 million, up 55 per cent from $286.3 million for the same period in 1995. Net earnings increased to a record $36.7 million, up 39 per cent over the same period in 1995.

The Company continues its aggressive acquisition program and to date in 1996 has acquired 113 funeral homes, 87 cemeteries and two insurance companies, with an aggregate purchase price of approximately $422 million. In addition, the Company has signed agreements for the acquisition of 53 additional funeral homes and 55 cemeteries for an estimated aggregate purchase price of $186 million.

"We expect to complete more than $600 million of acquisitions in 1996, another record year," said Mr. Loewen.

Last week the Company completed an innovative transaction with New York-based Blackstone Capital Partners II Merchant Banking Fund L.P. to acquire North America's fourth largest funeral services company, Prime Succession Inc. of Indiana, for a total price of $320 million. Loewen's strategic investment includes a 24 per cent interest in the new venture and an option to purchase Blackstone's interest after four years.

Financing for the Company's continuing acquisition program has included to date $382 million in new equity, $350 million of senior public debt and a new bank revolving facility of $750 million.

The Loewen Group Inc. listed on The Toronto Stock Exchange in 1987, began expanding into the U.S. that same year and listed on The Nasdaq National Market in 1990. During the past 10 years, revenues increased from approximately $14 million in 1986 to $600 million in 1995. Despite a high level of acquisition activity over the past few years, the funeral service industry remains fragmented, with considerable opportunity for corporate expansion. Independent operators continue to own approximately 90 per cent of the 23,500 funeral homes in the U.S. and Canada and about 93 per cent of the estimated 10,500 commercial cemeteries.

The Loewen Group, with corporate offices in Burnaby, British Columbia and in Cincinnati and Philadelphia, has 926 funeral homes and 263 cemeteries with more than 13,000 employees.
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